Exhibit 99.1

Encorium Group, Inc. Raises $5,000,000

Through Private Placement of Common Stock and Warrants

WAYNE, PA, May 9, 2007 — Encorium Group, Inc. (Nasdaq: ENCO), a leader in the design, development, and management of complex clinical trials and patient registries for many of the world’s leading pharmaceutical and biotechnology companies, today announced that it has entered into purchase agreements with two institutional investors for the sale of units consisting of Encorium Common Stock and Warrants for a purchase price of $2.86 per unit. The unit consists of 1,748,252 shares of Common Stock and Warrants to purchase 874,126 shares of Encorium Common Stock at an exercise price of $4.12 per share for a period of five years, commencing six months from the date of issuance. The transaction is expected to provide gross proceeds of approximately $5 million to Encorium before deducting costs associated with the offering. Savvian Advisors LLC acted as placement agent for the sale of the units.

Encorium expects to use the net proceeds to fund organic expansion and, as opportunities arise, for complementary acquisitions, as well as for general corporate purposes and working capital. The parties expect to close the transaction as soon as possible.

Neither the sale or the issuance of the shares of common stock, the warrants or the shares of common stock underlying the warrants in this transaction have been registered under the Securities Act of 1933, as amended, or applicable state securities laws and will not be offered, sold or transferred in the United States absent registration or an exemption from registration. The Company has agreed to file a resale registration statement on Form S-3 within 30 days after the closing of the transaction for purposes of registering the resale by the investors of the shares of common stock and shares of common stock underlying the warrants.

Kenneth M. Borow, M.D., President and Chief Executive Officer for Encorium Group, commented, “We are very pleased to consummate this transaction for additional capital and are pleased by the confidence these new investors have placed in the future of Encorium. We believe this financing will help to accelerate our business plan and put the Company in a strong position to support the next phase of its growth. We expect to supplement our future growth with internal expansion into additional geographic regions around the globe as well as through strategic acquisitions.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, vaccines, infectious diseases, oncology, endocrinology/metabolism, diabetes, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics. In addition, Encorium Group, in collaboration with its Brazilian strategic partner, offers full-service CRO capabilities in South and Central America.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:

Encorium Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		aprior@equityny.com
(610) 975-9533		www.theequitygroup.com
lhoffman@encorium.com www.encorium.com

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